Subscription Agent Agreement

Between

The GDL Fund

and

Computershare Trust Company, N.A.

and

Computershare Inc.

THIS SUBSCRIPTION AGENT AGREEMENT (the “Agreement”) is entered into as of this 14th day of February 2018 (the “Effective Date”) by and among The GDL Fund, a company organized and existing under the laws of the State of Delaware (the “Company”), and Computershare Trust Company, N.A., a national banking association (“Trust Company”), and Computershare Inc., a Delaware corporation (“Computershare” and, collectively with Trust Company, the “Agent”).

1.    Appointment.

1.1     The Company is making an offer (the “Subscription Offer”) to issue to the holders of record of its outstanding Series B Cumulative Puttable and Callable Preferred Shares of beneficial interest, liquidation preference of $50.00 per share and par value $0.001 per share (the “Series B Preferred Shares”), at the close of business on February 14, 2018 (the “Record Date”), the right to subscribe for and purchase (each a “Right”) newly designated Series C Cumulative Puttable and Callable Preferred Shares, liquidation preference of $50.00 per share and par value $0.001 per share (the “Series C Preferred Shares”) at a purchase price of $50.00 per Series C Preferred Share (the “Subscription Price”), payable by (i) surrender of Series B Preferred Shares at their $50 per share liquidation preference, (ii) United States dollars, whereby only checks drawn on a bank located in the continental United States and made payable to The GDL Fund will be accepted, or (iii) any combination of surrender of Series B Preferred Shares and check, as described on the Subscription Form sent to eligible shareholders, upon the terms and conditions set forth herein. The term “Subscribed” shall mean submitted for purchase from the Company by a shareholder in accordance with the terms of the Subscription Offer, and the term “Subscription” shall mean any such submission. The Company hereby appoints Agent to act as subscription agent in connection with the Subscription Offer and Agent hereby accepts such appointment in accordance with and subject to the terms and conditions of this Agreement.

1.2    The Subscription Offer will expire at 5:00 p.m., Eastern Time, on March 20, 2018 (the “Expiration Time”), unless the Company shall have extended the period of time for which the Subscription Offer is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Subscription Offer, as so extended by the Company from time to time, shall expire.

1.3    The Company filed a Registration Statement relating to the Series C Preferred Shares with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”), as amended, on September 30, 2016, as supplemented or amended by any amendment filed with respect thereto, and the most recent pre-effective amendment to such Registration Statement was declared effective on December 15, 2017. The terms of the Series C Preferred Shares are more fully described in the Prospectus Supplement to be filed on the Record Date and the Prospectus forming part of the Registration Statement as it was declared effective. All terms used and not defined herein shall have the same meaning as in the Prospectus Supplement and the Prospectus.

1.4    Promptly after the Record Date, the Company will furnish Agent, or instruct the transfer agent for the Company, to prepare a certified list in a format acceptable to Agent of holders of record of Series B Preferred Shares at the Record Date, including each such holder’s name, address, taxpayer identification number (“TIN”), Share amount with applicable tax lot detail, any certificate detail and information regarding any applicable account stops or blocks (the “Record Shareholders List”).

1.5    No later than the earlier of (i) forty-five (45) days after the Record Date or (ii) January 15 of the year following the year in which the Record Date occurs, the Company shall deliver to Agent written direction on the adjustment of cost basis for covered securities that arise from or are affected by the Subscription Offer in accordance with current Internal Revenue Service regulations. (see Exhibit “B” for additional information)

2.    Subscription of Rights.

2.1    The Rights entitle the holders to subscribe, upon payment of the Subscription Price, whether by surrender of Series B Preferred Shares, by check, or by a combination thereof, for Series C Preferred Shares at the rate of one (1) Series C Preferred Share for each one (1) Right (the “Basic Subscription Privilege”).

2.2    If subscribing shareholders who exercise their Rights in full are entitled to exercise an oversubscription right, then the Company shall provide Agent with instructions regarding the allocation to such shareholders of Series C Preferred Shares after the initial allocation thereof.

2.3     Except as otherwise indicated to the Agent by the Company in writing, all Series C Preferred Shares delivered hereunder upon exercise of Rights will be delivered free of restrictive legends. Company shall, if applicable, inform Agent as soon as possible in advance as to whether any Series C Preferred Shares issued hereunder are to be issued with restrictive legend(s) and, if so, the Company shall provide the appropriate legend(s) and a list identifying the affected shareholders, certificate numbers (if applicable) and share amounts for such affected shareholders.

3.    Duties of Subscription Agent.

3.1    Agent shall issue the Rights in accordance with this Agreement in the names of the holders of the Series B Preferred Shares of record on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company.

3.2    Promptly after Agent receives the Record Shareholders List, Agent shall:

(a)	mail or cause to be mailed, by first class mail, to each holder of Series B Preferred Shares of record on the Record Date whose address of record is within the United States (i) a subscription form with respect to the Rights to which such shareholder is entitled under the Subscription Offer (the “Subscription Form”), a form of which is attached hereto as Exhibit A, (ii) a copy of the Prospectus and Prospectus Supplement (iii) a return envelope addressed to the Agent, and any such other document as the Company deems necessary or appropriate.

(b) Agent shall accept Subscriptions upon the due exercise of Rights (including payment of the Subscription Price) on or prior to the Expiration Time in accordance with the Subscription Form.

(c) Agent shall accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

(i) if the Right is registered in the name of a fiduciary and the Subscription Form is executed by such fiduciary, provided the Series C Preferred Shares is to be issued in the name of such fiduciary;

(ii) if the Right is registered in the name of joint tenants and the Subscription Form is executed by one of the joint tenants, provided the Series C Preferred Shares is to be issued in the names of such joint tenants; or

(iii) if the Right is registered in the name of a corporation and the Subscription Form is executed by a person in a manner which appears or purports to be done in the capacity of an officer or agent thereof, provided the Series C Preferred Shares is to be issued in the name of such corporation.

(d)	Each document received by Agent relating to its duties hereunder shall be dated and time stamped when received at the applicable address(es) as outlined on the offering documents.

(e)	Agent shall, absent of specific and mutually agreed instructions from the Company, follow its normal and customary procedures with respect to the acceptance or rejection of all Subscriptions received after the Expiration Time. Subscriptions not authorized to be accepted pursuant to this Section 3 and Subscriptions otherwise failing to comply with the terms and conditions of the Subscription Form will be rejected and returned to the shareholder.

4.    Acceptance of Subscriptions.

4.1    Following Agent’s first receipt of Subscriptions, on each business day, or more frequently if reasonably requested as to major tally figures, forward a report by email to Agnes Mullady, Vice President (the “Company Representative”) as to the following information, based upon a preliminary review (and at all times subject to final determination by the Company) as of the close of business on the preceding business day or the most recent practicable time prior to such request, as the case may be: (i) the total number of Series C Preferred Shares Subscribed for; (ii) the amount of funds received; and (v) the cumulative totals in categories (i) through (ii) above.

4.2    As promptly as possible following the Expiration Time, advise the Company Representative by email of (i) the number of shares of Series C Preferred Shares Subscribed for and (ii) the number of shares of Series C Preferred Shares unsubscribed for.

4.3    Upon acceptance of a Subscription, all funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Company. Computershare may hold or invest the Funds through such accounts in: (i) bank accounts, short term certificates of deposit, bank repurchase agreements, and disbursement accounts with commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit

Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). (ii) AAA Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, a AAA rated 3C-7 fund, or similar, (iii) funds backed by obligations of, or guaranteed by, the United States of America, municipal securities, or (iv) debt or commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively. Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

5.    Completion of Subscription Offer.

5.1    Upon completion of the Subscription Offer, Agent shall request the transfer agent for the Series C Preferred Shares to issue the appropriate number of Series C Preferred Shares as required in order to effectuate the Subscriptions.

5.2    The Rights shall be issued in registered, book-entry form only. Agent shall keep books and records of the registration of Rights (the “Rights Register”). The rights are non-transferable (except by operation of law) and as such may not be sold, transferred, assigned, or given away, and will not be listed on any exchange. In the event that any rights are transferred by operation of law, Agent will consult with Company regarding the procedures for evidencing such transfer.

5.3    For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of Series C Preferred Shares to permit the exercise in full of all Rights issued pursuant to the Subscription Offer.

5.4    The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of Series C Preferred Shares issuable upon the exercise of the Rights (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon the Company with respect thereto.

5.5    The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under Federal and state laws which may be necessary or appropriate in connection with the issuance and delivery of Rights or issuance, sale, transfer and delivery of Series C Preferred Shares issued upon exercise of Rights.

6.    Procedure for Discrepancies. Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of shares of Series C Preferred Shares that any Subscription Form may indicate are to be issued to a shareholder upon exercise of its Rights and the number that the Record Shareholders List indicates may be issued to such shareholder. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with the Company for instructions as to the number of shares of Series C Preferred Shares, if any, Agent is authorized to issue. In the absence of such instructions, Agent is authorized not to issue any shares of Series C Preferred Shares to such shareholder and will return to the subscribing shareholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and the Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription Form or by registered mail insured separately for the value of the applicable Rights) to such shareholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

7.    Procedure for Deficient Items.

7.1    Agent shall examine the Subscription Forms received by it as agent to ascertain whether they appear to have been completed and executed in accordance with the Subscription Offer. In the event Agent determines that any Subscription Form does not appear to have been properly completed or executed, or to be in proper form, or any other deficiency in connection with the Subscription Form appears to exist, Agent shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. Agent is not authorized to waive any deficiency in connection with the Subscription, unless the Company provides written authorization to waive such deficiency.

7.2    If any such deficiency is neither corrected nor waived, Agent will return to the subscribing shareholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and the Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription Form or by registered mail insured separately for the value of the applicable Rights) to such shareholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

8.     Tax Reporting.

8.1    Agent shall prepare and file with the appropriate governmental agency and mail to each shareholder, as applicable, all appropriate tax information forms, including but not limited to Forms 1099-B, covering payments or any other distributions made by Agent pursuant to this Agreement during each calendar year, or any portion thereof, during which Agent performs services hereunder, as described in the Tax Instruction/Cost Basis Information Letter attached hereto as Exhibit B. Any Cost basis or tax adjustments required after the Effective Time will incur additional fees.

8.2    With respect to any surrendering shareholder whose TIN has not been certified as correct, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such shareholder pursuant to the Internal Revenue Code.

8.3    Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as the Company may reasonably request in writing. Such action may be subject to additional fees.

9.    Authorizations and Protections.

As agent for the Company hereunder, Agent:

9.1    Shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Agent and the Company;

9.2    Shall have no obligation to deliver Series C Preferred Shares unless the Company shall have provided a sufficient number of Series C Preferred Shares to satisfy the exercise of Rights by holders as set forth hereunder;

9.3    Shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates, if applicable, or the Rights represented thereby or surrendered hereunder or Series C Preferred Shares issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Subscription Offer;

9.4    Shall not be obligated to take any legal action hereunder; if, however, Agent determines to take any legal action hereunder, and where the taking of such action might, in Agent’s judgment, subject or expose it to any expense or liability, Agent shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

9.5    May rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Agent and believed by Agent to be genuine and to have been signed by the proper party or parties;

9.6    Shall not be liable or responsible for any recital or statement contained in the Subscription Offer or any other documents relating thereto;

9.7    Shall not be liable or responsible for any failure of the Company or any other party to comply with any of its covenants and obligations relating to the Subscription Offer, including without limitation obligations under applicable securities laws;

9.8    Shall not be liable to any holder of Rights for any Series C Preferred Shares or dividends thereon or, if applicable, and any related unclaimed property, that has been delivered to a public official pursuant to applicable abandoned property law;

9.9    May, from time to time, rely on instructions provided by the Company concerning the services provided hereunder. Further, Agent may apply to any officer or other authorized person of Company for instruction, and may consult with legal counsel for Agent or Company with respect to any matter arising in connection with the services provided hereunder. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company under Section 11.2 of this Agreement for any action taken or omitted by Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company;

9.10    May rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

9.11    Either in connection with, or independent of the instruction term in Section 9.9 above, Agent may consult counsel satisfactory to Agent (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Agent hereunder in good faith and in reliance upon the advice of such counsel;

9.12    May perform any of its duties hereunder either directly or by or through agents or attorneys and Agent shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care hereunder; and

9.13    Is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

10.     Representations, Warranties and Covenants.

10.1 Agent. Agent represents and warrants to Company that:

(a)	Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (A) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (B) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (C) Agent’s incorporation documents or by-laws, or (D) any material agreement to which Agent is a party.

10.2 Company. Company represents and warrants to Agent that:

(a)	Governance. It is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (A) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (B) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (C) Company’s agreement and declaration of trust or by-laws, (D) any material agreement to which Company is a party, or (E) any applicable stock exchange rules; and

(c)	Securities Laws. Registration statements under the 1933 Act and the 1934 Act, have been filed and are currently effective, or will be effective prior to the sale of any Series C Preferred Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any shares of Series C Preferred Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; Company will promptly notify Agent of any information to the contrary.

(d)	Shares. The Series B Preferred Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and non-assessable; and any Series C Preferred Shares to be issued hereafter, when issued, shall have been duly authorized, and will be validly issued, fully paid and non-assessable.

11.    Indemnification and Limitation of Liability.

11.1 Liability. Agent shall only be liable for any loss or damage determined by a court of competent jurisdiction to be a result of Agent’s gross negligence or willful misconduct; provided that any liability of Agent will be limited in the aggregate to the amounts paid hereunder by Company to Agent as fees and charges, but not including reimbursable expenses.

11.2 Indemnity. Company shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent as set forth in Section 11.1 above.

12    Damages. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

13.    Confidentiality.

13.1 Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, shareholder data (including any non-public information of such Shareholder), proprietary information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

13.2 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 13.

13.3    Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for Shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

13.4    Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 13, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

13.5    Costs. Each party will bear the costs it incurs as a result of compliance with this Section 13.

14.    Compensation and Expenses.

14.1    The Company shall pay to Agent compensation in accordance with the fee schedule attached as Exhibit B hereto, together with reimbursement for reasonable fees and disbursements of counsel, regardless of whether any Rights are surrendered to Agent, for Agent’s services hereunder.

14.2    The Company shall be charged for certain expenses advanced or incurred by Agent in connection with Agent’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes and paper stock, as well as any disbursements for telephone and document creation and delivery. While Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of Agent’s billing systems.

14.3    If any out-of-proof condition caused by Company or any of its prior agents arises during any terms of this agreement, Company will, promptly upon Agent’s request, provide Agent with funds or shares sufficient to resolve the out-of-proof condition.

14.4    All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. The Company agrees to reimburse Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

14.5    No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights.

14.6    Company is responsible for all taxes, levies, duties, and assessments levied on services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Company for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of services provided hereunder. Company shall pay such Transaction Taxes according to the terms in Section 14.1, above. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Company. To the extent that Company provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Company, invoices issued for services hereunder provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to services provided hereunder.

15.    Termination. Either party may terminate this Agreement upon thirty (30) days prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until ninety (90) days following the Expiration Time. In the event of such early termination, the Company will appoint a successor agent and inform Agent of the name and address of any successor agent so appointed, provided that no failure by the Company to appoint such a successor agent shall affect the termination of this Agreement or the discharge of Agent as agent hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to the Company or its designee any Subscription Forms or other documents relating to the Subscription Offer that Agent may receive after its appointment has so terminated.

16.    Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Agent without the written consent of the other; provided, however, that Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

17.    Subcontractors and Unaffiliated Third Parties.

17.1    Subcontractors. Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

17.2    Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 17.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such company, Agent exercised due care in selecting the same.

18.    Miscellaneous.

18.1    Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Company: The GDL Fund One Corporate Center Rye N.Y. 10580 AMullady@gabelli.com Attn: Agnes Mullady	with an additional copy to: [additional notice name e-mail and address]

Invoice for Fees and Services (if different than above):

One Corporate Center

Rye N.Y. 10580

[e-mail address]

Attn.:

If to Agent:	with an additional copy to:

Computershare Inc. 480 Washington Blvd, 29th Floor Jersey City, NJ 07310 Attn: Corp Actions Relationship Manager	Computershare Inc. 250 Royall Street Canton, MA 02021 Attn: Legal Department

Or

Computershare Inc.

250 Royall Street

Canton, MA 02021

Attn: Corp Actions Relationship Manager

18.2    No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

18.3    Publicity. Neither party shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion; provided that Agent may use Company’s name in its customer lists or otherwise as required by law or regulation, and that the Company may include such descriptions of this Agreement and the Services as are required in the Registration Statement (including filing this Agreement as an exhibit to the Registration Statement), the Prospectus Supplement, or the Prospectus, or to publicize the Offer generally, but shall act in accordance with the terms of Section 13 hereof in so generally publicizing the Offer.

18.4    Successors. All the covenants and provisions of this Agreement by or for the benefit of Company or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

18.5    Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Company.

18.6    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and shall be interpreted to give effect to the intent of the parties manifested thereby.

18.7    Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at Company’s expense, to resolve any foreign law issues that may arise as a result of Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

18.8    Force Majeure. Notwithstanding anything to the contrary contained herein, Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

18.9    Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

18.10    Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

18.11    Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in (a) this Agreement, (b) any schedules or attachments hereto, and (c) the Subscription Offer, the terms and conditions contained in this Agreement shall take precedence.

18.12    Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

18.13    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

18.14    Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

18.15    Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the Effective Date hereof.

THE GDL FUND

By:	/s/ Agnes Mullady
Name:	Agnes Mullady
Title:	Vice President

COMPUTERSHARE INC. and

COMPUTERSHARE TRUST COMPANY, N.A.

For both entities

By:	/s/ Thomas Borbely
Name:	Thomas Borbely
Title:	Manager, Corporate Actions

Exhibit A	Form of Subscription Form
Exhibit B	Tax Instruction and Cost Basis Information Letter
Exhibit C	Schedule of Fees

EXHIBIT A

FORM OF SUBSCRIPTION FORM

EXHIBIT B

Tax Reporting Instructions

Pursuant to the Emergency Economic Stabilization Act of 2008, financial intermediaries such as Computershare must report cost basis for certain types of securities acquired after January 1, 2011 to both security holders and the IRS. In preparation for the year-end tax reporting to be performed by Computershare under our service agreement for the corporate actions event described in Section 1 of this agreement, please (a) complete the below Tax and Cost Basis package and (b) provide us with the pertinent issuer statement (i.e., hard copy or website link requested in Section 3 below) as required of issuers under Internal Revenue Code Section 6045B and the underlying Treasury regulations.

In the event that you have not yet produced the issuer statement, kindly provide us with the requisite information at your earliest convenience when completed. You may find it helpful to refer to the below link on the IRS website for some background information regarding the issuer’s obligation to produce the issuer statement.

http://www.irs.gov/uac/Form-8937,-Report-of-Organizational-Actions-Affecting-Basis-of-Securities

Please review, complete, execute and return the below Tax Letter and either the Cost Basis word document or the Form 8937, attached documents via e-mail. By requesting cost basis information, Computershare has fulfilled its regulatory obligation. Failure to provide correct basis information may result in a liability to you as an issuer, but if we can provide additional details, please feel free to call upon us.

Additional information may be required based on the completion of the information provided below.

Year End Tax Reporting Package

Section 1 – Client Information

Computershare cannot provide tax advice for purposes of completing this worksheet. Please consult your tax counsel to determine your respective tax reporting requirements. Please note residents or holders that are uncertified, and reside in the state of CA will be withheld an additional 7% which will be remitted to the state of CA.

Client Name:

Tax ID/EIN:

Issue Description/Type:

CUSIP Number(s):

Will you require Computershare to perform tax reporting services for this transaction?

        ☐  Yes                          ☐  No***

***	If you mark the above box “No”, an explanation of how the proceeds will be tax reported is required. Please provide this explanation in Section 4 where it indicates “Is any additional reporting/non reporting required (specify below)?”

Section 2 – Type(s) of Reporting

2.A – Fair Market Value reporting

If 2.A is not applicable, please check here and move to 2.B  ☐

Will you require Computershare to perform Fair Market Value tax reporting for any shares issuable pursuant to our services for this transaction?

Yes  ☐                    No   ☐

If yes, at what rate per share $

Will proceeds be reported on Form 1099-B?

Yes  ☐                    No   ☐

If not, please indicate on what form(s) it should be reported:

Fair market value reporting is performed on a constructive receipt basis. Cash proceeds received in addition to share consideration (such as principal payment and/or cash in lieu of fractional share) would also be reported on a constructive receipt basis.

Are the shares subject to backup withholding? (Uncertified accounts would be subject to a lowered share amount upon exchange due to withholding of shares to satisfy remittance to the IRS):

Yes  ☐                    No   ☐

=If yes, Computershare is hereby authorized by the issuer to sell the appropriate number of shares from each shareholder’s share entitlement to cover all applicable tax withholding obligation. Withholding obligation is due on effective date.

Will all newly issued shares have the FMV rate as their Cost Basis OR will we maintain the original Cost Basis of the shares?

Effective Date Cost Basis  ☐                    Original Basis  ☐

2.B – Principal payment / cash in lieu of fractional shares

If 2.B is not applicable, please check here and move to 2.C  ☐

Will you require Computershare to perform 1099-B tax reporting services for cash issued pursuant to this transaction?

Yes  ☐                    No   ☐

If yes, please indicate further instructions below:

Constructive Receipt reporting  ☐                    Non Constructive Receipt reporting  ☐

Was there a cash in lieu payment for fractional shares made to holders?

Yes  ☐                    No   ☐

If yes, will it be reported on Form 1099-B?

Yes  ☐                    No   ☐

If not, please indicate on what form(s) it should be reported:

If reporting is required, please indicate further instructions below:

Constructive Receipt reporting  ☐                    Non Constructive Receipt reporting  ☐

Shareholder accounts without certified TIN, EIN or foreign status will be subject to tax backup withholding at applicable tax withholding in accordance with IRS rules and regulations.

2.C – Dividend Reporting (including accrued dividends for unexchanged accounts)

If 2.C is not applicable, please check here and move to 2.D  ☐

Will you require Computershare to perform 1099-DIV/1042-S tax reporting services for this transaction?

Yes  ☐                    No   ☐

If yes, when are they taxable to the holder?

Constructive Receipt reporting  ☐                    Non Constructive Receipt reporting  ☐

If you require 1099-DIV/1042-S reporting (other than accrued and unpaid dividends as outlined below), please provide specific details below so additional instructions can be requested as necessary.

Are dividends to accrue on the shares issuable to unexchanged holders?

Yes  ☐                    No   ☐                    Not Applicable  ☐

If you require 1099-DIV/1042-S reporting on any future accrued dividend that may be paid after the effective date of the transaction, then please indicate if the accrued dividend payment will be Constructive Receipt or Non-Constructive Receipt below. (Please note, unless otherwise indicated, accrued dividends will be reported on a Non-Constructive Receipt basis.):

Constructive Receipt reporting  ☐                    Non Constructive Receipt reporting  ☐

Withholding Tax:

Is IRS backup withholding required?                    Yes  ☐                     No  ☐

Is IRS Non-Resident withholding required?         Yes  ☐                    No  ☐

2.D – Additional reporting

If 2.D is not applicable, please check here and move to Section3  ☐

Does any of the following reporting need to be performed by Computershare?

1099-INT   ☐    1099-OID  ☐    1099-MISC  ☐

If you selected 1099-INT, 1099-OID or 1099-MISC above, please complete the below. Specify which box on the Form should be used for reportable amounts:

Reporting Box for 1099-INT:

Reporting Box for 1099-OID:

Reporting Box for 1099-MISC:

Constructive Receipt reporting  ☐                     Non Constructive Receipt reporting  ☐

Section 3 – Cost Basis

Please provide a copy of the Issuer Statement (IRS Form 8937) or link to where the Tax & Cost Basis information can be found. If you are unable to provide the link or information pertaining to the Issuer Statement, you must answer the questions below.

What are the Tax & Cost Basis implications due to this Corporate Action? Please include the details of any calculation that needs to be applied to existing cost basis.

Section 4 – Additional Information

Did any of the following corporate changes occur during the same year in which this corporate action took place?

a) Name Change?	Yes ☐	No ☐
b) Tax Id Number Change?	Yes ☐	No ☐
c) CUSIP Number Change?	Yes ☐	No ☐
d) Cash Liquidating Distribution	Yes ☐	No ☐
e) Non-Cash Liquidating Distribution	Yes ☐	No ☐
f) Sale of Rights payment	Yes ☐	No ☐

Is any additional reporting/non reporting required (specify below)?

Is any additional withholding required (specify below)?

If Computershare does not receive the completed tax letter by the expiration of the offer /effective date of the exchange, we will report taxes on our system using our standard, default tax terms – which would be for the year the holder exchanges and is paid (Non-Constructive Receipt) for principal, cash-in-lieu and dividends with no Fair Market Value (FMV) reporting on shares. In the event that the tax letter is provided after the job calculation has been run on our system with tax reporting requirements other than our standard, default tax terms, Computershare will charge applicable fees to cover any programming charges to update the tax parameters.

Computershare will perform form suppression on de minimis reporting for the following: on 1099-B tax forms less than $20 in principal income if no withholding; 1099-DIV tax forms less than $10 in dividend income if no withholding.

Computershare will not be liable for any IRS penalties resulting from any changes to the instructions that will alter our initial tax reporting instructions.